UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 2, 2005

GLOBAL POWER EQUIPMENT GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-16501	73-1541378
(Commission File Number)	(IRS Employer Identification No.)

6120 S. Yale, Suite 1480, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

(918) 488-0828

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On March 2, 2005, Larry Edwards, Chairman of the Board and Chief Executive Officer of Global Power Equipment Group Inc. (“GEG”) notified the Board of Directors of GEG that he will retire as Chief Executive Officer effective June 30, 2005. Mr. Edwards will continue as Chairman of the Board of Directors and a member of the Executive Committee and will enter into a consulting agreement pursuant to which he will provide consulting services to GEG.

(c) On the same date, the Board of Directors designated Al Brousseau to succeed Mr. Edwards as its Chief Executive Officer effective July 1, 2005. Mr. Brousseau, 54, is currently President and Chief Operating Officer of GEG and has served in those positions since joining GEG on December 16, 2004. From 1999 until that time, Mr. Brousseau served as Vice President and Officer of Lockwood Greene, a full-service engineering, procurement and construction company based in Atlanta, Georgia. Prior to his service with Lockwood Greene, Mr. Brousseau was employed by ABB Combustion Engineering from 1970 to 1999 in various roles of increasing responsibilities, including engineering, sales, management, sales support and project management, much of which involved power projects in Asia. The terms of Mr. Brousseau’s current employment agreement are described in GEG’s Current Report on Form 8-K filed on December 15, 2004. The terms of Mr. Brousseau’s employment as CEO have not yet been determined. In accordance with Instruction 2 to Item 5.02 of Form 8-K, GEG will amend this Current Report on Form 8-K within four business days after such information is determined or becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL POWER EQUIPMENT GROUP INC.

Date: March 3, 2005	By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary